OPTION AGREEMENT


     THIS OPTION AGREEMENT (the "Agreement") is made as of the 25th day of September 2002, by and between D. Lee McCreary, Jr., an individual residing in Wilmington, Delaware ("Optionor"), and ElderTrust Operating Limited Partnership, a Delaware limited partnership
("Optionee").

     1. Grant of Option. Optionor, in consideration of the sum of Ten Dollars ($10) Dollars (the "Option Price"), receipt and sufficiency of which are hereby acknowledged, hereby grants to Optionee the exclusive right and option (the "Option") to purchase all of Optionor's right, title and interest in and to Cabot ALF, L.L.C. ("Cabot ALF Ownership Interest"). Good and clear title to the Cabot ALF Ownership Interest, free and clear of all liens and encumbrances except as may be acceptable to Optionee, is to be conveyed upon exercise of the Option. Optionor and Optionee hereby acknowledge that the approval of the Massachusetts Housing Finance Agency (the "MHFA") is required before Optionor may convey the Cabot ALF Ownership Interest to Optionee.
Upon exercise of the Option by Optionee, Optionor and Optionee agree to take all steps necessary or appropriate, at the expense of Optionee, to obtain the consent of the MHFA. In the event that the MHFA is not willing to grant such consent, Optionor shall have no obligation to convey the Cabot ALF Ownership Interest to Optionee hereunder.

     2. Exercise of the Option. The Option may be exercised by Optionee at any time prior to December 31, 2003 by providing written notice of such election to Optionor. Upon exercise of the Option by Optionee, the closing of the transfer of the Cabot ALF Ownership Interest shall take place as promptly as possible thereafter but, in any event, not later than June 30, 2004. Nothing herein shall be construed to obligate Optionor to exercise the Option and Optionor hereby acknowledge and agree that the Option may be exercised by Optionee at Optionee's sole and absolute discretion.

     3. Purchase Price. If Optionor exercises the Option as herein provided, Optionee shall pay to Optionor a purchase price for the Optionor's Cabot ALF Ownership Interest in the amount of Seventeen Thousand Three Hundred Two and 53/100 Dollars ($17,302.53) (the "Purchase Price").

     4. Representations and Warranties. Optionor hereby represents and warrants to Optionee that Optionor is the sole owner of the Cabot ALF Ownership Interest and, subject to obtaining the consent of the MHFA described in Paragraph 1 above, has the full and complete authority to enter into this Agreement and convey the Cabot ALF Ownership Interest free and clear of any lien, claim or encumbrance. Optionee and Optionor agree to execute such other documentation and take such other action as may be commercially reasonable to effectuate this Agreement.

     5. Assignment. Optionee shall have the right to assign this Option, or any of Optionee's Rights hereunder, or to name nominees to take title to the Cabot ALF Ownership Interest.

     6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     7. Notices. Wherever in this Agreement it shall be required or permitted that notice or demand be given or served by either party to or on the other, such notice or demand shall be deemed duly given or served if, and shall not be deemed duly given or served unless, in writing and mailed by certified mail, return receipt requested, or sent by Federal Express or comparable private delivery service which provides proof of delivery, addressed as follows:

                    If given to Optionor:

                        D. Lee McCreary, Jr.
                        110 Stone Tower Road
                        Wilmington, DE  19803

                    If given to Optionee:

                        c/o ElderTrust
                        101 East State Street
                        Kennett Square, Pennsylvania  19348
                        Attn:  Controller

     The time at which any notice or demand shall be deemed given or served shall be the time at which such notice or demand is mailed or delivered, whether or not such delivery is refused. Any notice may also be delivered personally but only if delivered personally to the individuals to whom notice is required to be given as set forth above.

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     IN WITNESS WHEREOF, Optionor and Optionee have executed this
Agreement as of the date first above written.

OPTIONOR:                             OPTIONEE:
/s/ D. Lee McCreary, Jr.
----------------------------
D. Lee McCreary, Jr.                 ELDERTRUST OPERATING LIMITED
                                     PARTNERSHIP,
                                     a Delaware limited partnership

                                     By: ElderTrust, its general partner


                                     By:/s/ Steven P. Seifred
                                        _______________________
                                     Name:  Steven P. Seifred
                                     Title: Controller

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